UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported) May 30, 2008

Santa Fe Gold Corporation
(Exact Name of Registrant as Specified in Its Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

0-20430	84-1094315
(Commission File Number)	(IRS Employer Identification No.)

1128 Pennsylvania NE, Suite 200
Albuquerque, NM 87110
(Address of Principal Executive Offices)(Zip Code)

Registrant's Telephone Number, Including Area Code (505) 255-4852

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

( ) Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

( ) Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17CFR 240.14a -12)

( ) Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

( ) Pre-commencement communications pursuant to Rule 13e-49(c) under the Exchange Act (17 CFR 240.13e -4(c))

THE SUMMARY OF ACQUISITION OF ASSETS SET FORTH BELOW IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE PURCHASE AND SALE AGREEMENT EXECUTED BY THE COMPANY IN CONNECTION WITH THE ACQUISITION. THE FORM OF SUCH AGREEMENT IS FILED AS AN EXHIBIT TO THIS FORM 8-K.

Item 1.01 Entry into a Material Definitive Agreement

On May 30, 2008, Santa Fe Gold Corporation’s wholly owned subsidiary, The Lordsburg Mining Company (“Lordsburg Mining”), entered into a definitive agreement with St. Cloud Mining Company (“St. Cloud”), a New Mexico corporation, to purchase from St. Cloud, for a price of $841,500, mineral processing equipment and real property situated adjacent to Lordsburg Mining’s Banner Mill site located south of Lordsburg, Hidalgo County, New Mexico. Included in the purchase are various permits and licenses associated with the equipment.

Closing of the transaction is targeted for June 30, 2008.

The equipment included in the purchase constitutes important components for Lordsburg Mining’s Banner Mill processing facility, notably a portable crushing and screening plant and a feeding and conveying system.

The real property included in the purchase consists of 70 patented and 5 unpatented mining claims, and assignments of mineral leases covering 17 patented and 6 unpatented mining claims. These mining claims and mineral leases, together with the patented mining claims Lordsburg Mining already owns in the area of the Banner Mill site, cover approximately 1,500 acres (2.3 square miles) and comprise the core of the Virginia Mining District. Historical production of copper, gold and silver from the district has been substantial.

Lordsburg Mining will assume certain potential environmental obligations in connection with the real property, including those related to reclamation of old workings, should such obligations arise in the future.

The purchase price of $841,500 is allocated as to $631,500 for the equipment and $210,000 for the patented and unpatented mining claims and leases.

The funds for the purchase will be sourced from the $13.5 million Summit development financing announced in December 2007.

Item 9.01 Financial Statements and Exhibits

(c) Exhibits

Exhibit
Number	Description

10.54	Purchase and Sale Agreement dated May 30, 2008 between St. Cloud Mining Company and The Lordsburg Mining Company

99.1	Press release dated June 3, 2008

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereto duly authorized.

Santa Fe Gold Corporation
(Registrant)

Date: June 3, 2008	/s/ W. Pierce Carson
W. Pierce Carson
Chief Executive Officer

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